Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-40172, 333-50845, 333-50847, 333-66450, 333-69981, 333-83943, 333-91584, 333-106652, and 333-130389 on Form S-8 of our report dated March 28, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment), relating to the financial statements and financial statement schedule of PC Connection, Inc. appearing in this Annual Report on Form 10-K of PC Connection, Inc. for the year ended December 31, 2006.

Deloitte & Touche LLP

Boston, Massachusetts

March 28, 2007